Exhibit 99
Best Buy Reports Better-than-Expected First Quarter Results
Enterprise Comparable Sales Increased 7.1%
GAAP Diluted EPS Increased 20% to $0.72
Non-GAAP Diluted EPS Increased 37% to $0.82

MINNEAPOLIS, May 24, 2018 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the first quarter ended May 5, 2018 (“Q1 FY19”), as compared to the first quarter ended April 29, 2017 (“Q1 FY18”). The company reported Q1 FY19 GAAP diluted earnings per share of $0.72, an increase of 20% from $0.60 in Q1 FY18. Non-GAAP diluted earnings per share for Q1 FY19 were $0.82, an increase of 37% from $0.60 in Q1 FY18.

	Q1 FY19	Q1 FY18
Revenue ($ in millions):
Enterprise	$9,109	$8,528
Domestic segment	$8,412	$7,912
International segment	$697	$616
Enterprise comparable sales % change[1]	7.1%	1.6%
Domestic comparable sales % change[1]	7.1%	1.4%
Domestic comparable online sales % change	12.0%	22.5%
International comparable sales % change	6.4%	4.0%
Operating Income:
GAAP operating income as a % of revenue	2.9%	3.5%
Non-GAAP operating income as a % of revenue	3.3%	3.5%
Diluted Earnings per Share ("EPS"):
GAAP diluted EPS	$0.72	$0.60
Non-GAAP diluted EPS	$0.82	$0.60
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

“We are happy to report better-than-expected top- and bottom-line results for the first quarter,” said Hubert Joly, Best Buy’s chairman and CEO. “This strong performance was broad-based, with positive comparable sales across all channels, geographies and most of our product categories. The top-line strength is the result of continued healthy consumer confidence, product innovation in multiple areas of technology, and our unique value proposition resonating with customers. We are executing well and customers are responding positively to the unique experience we provide to them online, in stores and in their homes.”

Joly continued, “We are excited by our momentum and continue to believe we are operating in an opportunity-rich environment driven by technology innovation and customers’ need for help. We are focused on providing services and solutions that solve real customer needs, and on building deeper customer relationships. We are investing in technology, people and supply chain in support of our strategy. We believe this has the opportunity to continue to generate significant value for our shareholders.”

Best Buy CFO Corie Barry said, “We are pleased with our Q1 performance and strong start to the year. Our Q2 guidance reflects our expectations for continued momentum in the business as well as lapping strong comparable sales last year. It also reflects continued investments in our long-term strategy such as supply chain and the launch of Total Tech Support. Because it is early in the year, we are not yet updating our previously provided full-year outlook.”

FY19 Financial Guidance

Note: FY19 has 52 weeks compared to 53 weeks in FY18. The extra week occurred in Q4 FY18 and was approximately $760 million in revenue and approximately $0.20 of non-GAAP diluted EPS.

Best Buy is providing the following Q2 FY19 financial outlook:

•	Enterprise revenue of $9.1 billion to $9.2 billion

•	Enterprise comparable sales growth of 3.0% to 4.0%[1]

•	Domestic comparable sales growth of 3.0% to 4.0%[1]

•	International comparable sales growth of 1.0% to 4.0%

•	Non-GAAP effective income tax rate of 25.5% to 26.0%[2]

•	Diluted weighted average share count of approximately 285 million

•	Non-GAAP diluted EPS of $0.77 to $0.82, growth of 12% to 19%[2]

Best Buy is not updating the following full-year FY19 financial outlook provided on March 1, 2018:

•	Enterprise revenue of $41.0 billion to $42.0 billion

•	Enterprise comparable sales of flat to growth of 2.0%[1]

•	Enterprise non-GAAP operating income rate of approximately 4.5%[2], which is flat to FY18 on a 52-week basis

•	Non-GAAP effective income tax rate of approximately 25.0%[2]

•	Non-GAAP diluted EPS of $4.80 to $5.00, growth of 9% to 13%[2]

Domestic Segment Q1 FY19 Results

Domestic Revenue
Domestic revenue of $8.41 billion increased 6.3% versus last year driven by comparable sales growth of 7.1%, partially offset by the loss of revenue from 17 large-format and 193 Best Buy Mobile store closures over the past year.

From a merchandising perspective, the company generated comparable sales growth across most of its categories, with the largest drivers being mobile phones, appliances, computing, tablets and smart home.

Domestic online revenue of $1.14 billion increased 12.0% on a comparable basis primarily due to higher average order values and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 70 basis points to 13.6% versus 12.9% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.3% versus 23.6% last year. The gross profit rate decrease of approximately 30 basis points was driven primarily by rate pressure in the mobile phones category and prior year legal settlement proceeds of $8 million, or 10 basis points, in the services category. These pressures were partially offset by gross profit optimization initiatives and the benefit of an approximately $5 million legal settlement that occurred in the current year.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic GAAP SG&A expenses were $1.67 billion, or 19.8% of revenue, versus $1.57 billion, or 19.9% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.66 billion, or 19.7% of revenue, versus $1.57 billion, or 19.9% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to (1) growth investments; (2) higher variable costs due to increased revenue; and (3) higher incentive compensation. These increases were partially offset by the flow-through of cost reductions and lower advertising expense.

International Segment Q1 FY19 Results

International Revenue
International revenue of $697 million increased 13.1% versus last year. This increase was primarily driven by comparable sales growth of 6.4%, due to growth in both Canada and Mexico, and approximately 500 basis points of positive foreign currency impact.

International Gross Profit Rate
International gross profit rate was 23.4% versus 24.5% last year. The gross profit rate decrease of approximately 110 basis points was driven primarily by a lower year-over-year gross profit rate in Canada. This was due to lower sales in the higher-margin services category primarily driven by the launch of Canada’s total tech support offer, a long-term recurring service revenue model, and rate pressure in certain product categories.

International SG&A
International GAAP SG&A expenses were $165 million, or 23.7% of revenue, versus $149 million, or 24.2% of revenue, last year. On a non-GAAP basis, SG&A expenses were $164 million, or 23.5% of revenue, versus $149 million, or 24.2% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to the negative impact of foreign exchange rates and higher depreciation expense.

Dividends and Share Repurchases

In Q1 FY19, the company returned a total of $528 million to shareholders through dividends of $128 million and share repurchases of $400 million, or 5.6 million shares. On March 1, 2018, the company announced the intent to spend at least $1.5 billion on share repurchases during fiscal 2019.

Income Taxes

In Q1 FY19, the GAAP effective tax rate was 19.2% versus 35.6% last year. On a non-GAAP basis, the effective tax rate was 20.0% versus 35.6% last year. The lower GAAP and non-GAAP effective tax rates were primarily due to the impacts from the Tax Cuts and Jobs Act of 2017, which included a reduction in the U.S. statutory corporate tax rate, and approximately $18 million of tax benefit related to stock-based compensation.

Adoption of New Revenue Recognition Guidance

Effective at the beginning of Q1 FY19, the company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, using the modified retrospective method. Opening retained earnings were adjusted for the cumulative effect of the changes, amounting to $73 million, primarily related to the accelerated recognition of gift card breakage. The adoption had an immaterial impact on the company’s revenue and net earnings for the quarter, and had no impact on cash flows.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 24, 2018. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) On March 1, 2018, the company announced its intent to close all of the remaining 257 Best Buy Mobile stand-alone stores in the U.S. As a result, all revenue related to these stores has been excluded from the comparable sales calculation beginning in March 2018.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, the effects of tax reform, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on April 2, 2018. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 5, 2018	April 29, 2017
Revenue	$9,109	$8,528
Cost of goods sold	6,984	6,506
Gross profit	2,125	2,022
Gross profit %	23.3%	23.7%
Selling, general and administrative expenses	1,830	1,722
SG&A %	20.1%	20.2%
Restructuring charges	30	—
Operating income	265	300
Operating income %	2.9%	3.5%
Other income (expense):
Investment income and other	11	11
Interest expense	(19)	(19)
Earnings before income tax expense	257	292
Income tax expense	49	104
Effective tax rate	19.2%	35.6%
Net earnings	$208	$188

Basic earnings per share	$0.74	$0.61
Diluted earnings per share	$0.72	$0.60

Dividends declared per common share	$0.45	$0.34

Weighted-average common shares outstanding
Basic	282.6	309.2
Diluted	288.3	315.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	May 5, 2018	April 29, 2017
Assets
Current assets
Cash and cash equivalents	$1,848	$1,651
Short-term investments	785	1,948
Receivables, net	860	1,011
Merchandise inventories	4,964	4,637
Other current assets	473	409
Total current assets	8,930	9,656
Property and equipment, net	2,385	2,287
Goodwill	425	425
Other assets	342	587
Total assets	$12,082	$12,955

Liabilities and equity
Current liabilities
Accounts payable	$4,619	$4,599
Unredeemed gift card liabilities	285	389
Deferred revenue	371	371
Accrued compensation and related expenses	296	274
Accrued liabilities	780	699
Accrued income taxes	154	93
Current portion of long-term debt	550	45
Total current liabilities	7,055	6,470
Long-term liabilities	815	684
Long-term debt	792	1,302
Equity	3,420	4,499
Total liabilities and equity	$12,082	$12,955

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 5, 2018	April 29, 2017
Operating activities
Net earnings	$208	$188
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	176	161
Restructuring charges	30	—
Stock-based compensation	32	31
Deferred income taxes	9	12
Other, net	(2)	(1)
Changes in operating assets and liabilities:
Receivables	189	333
Merchandise inventories	243	223
Other assets	(13)	(25)
Accounts payable	(214)	(382)
Other liabilities	(506)	(364)
Income taxes	52	67
Total cash provided by operating activities	204	243

Investing activities
Additions to property and equipment	(181)	(153)
Purchases of investments	—	(1,134)
Sales of investments	1,245	863
Other, net	9	1
Total cash provided by (used in) investing activities	1,073	(423)

Financing activities
Repurchase of common stock	(400)	(373)
Issuance of common stock	24	75
Dividends paid	(128)	(105)
Repayments of debt	(11)	(10)
Other, net	(1)	—
Total cash used in financing activities	(516)	(413)

Effect of exchange rate changes on cash	(12)	(6)
Increase (decrease) in cash, cash equivalents and restricted cash	749	(599)
Cash, cash equivalents and restricted cash at beginning of period[1]	1,300	2,433
Cash, cash equivalents and restricted cash at end of period[1]	$2,049	$1,834

(1)
Included within the beginning and ending cash, cash equivalents and restricted cash balances is restricted cash recorded within Other current assets on the Condensed Consolidated Balance Sheets. For FY18, the impact is a $193 million increase in the beginning balance and a $183 million increase in the ending balance. For FY19, the impact is a $199 million increase in the beginning balance and a $201 million increase in the ending balance.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended
	May 5, 2018	April 29, 2017
Revenue	$8,412	$7,912
Comparable sales % change	7.1%	1.4%
Comparable online sales % change	12.0%	22.5%
Gross profit	$1,962	$1,871
Gross profit as a % of revenue	23.3%	23.6%
SG&A	$1,665	$1,573
SG&A as a % of revenue	19.8%	19.9%
Operating income	$267	$298
Operating income as a % of revenue	3.2%	3.8%

Non-GAAP Results[1]
Gross profit	$1,962	$1,871
Gross profit as a % of revenue	23.3%	23.6%
SG&A	$1,659	$1,573
SG&A as a % of revenue	19.7%	19.9%
Operating income	$303	$298
Operating income as a % of revenue	3.6%	3.8%

International Segment Performance Summary	Three Months Ended
	May 5, 2018	April 29, 2017
Revenue	$697	$616
Comparable sales % change	6.4%	4.0%
Gross profit	$163	$151
Gross profit as a % of revenue	23.4%	24.5%
SG&A	$165	$149
SG&A as a % of revenue	23.7%	24.2%
Operating income (loss)	$(2)	$2
Operating income (loss) as a % of revenue	(0.3)%	0.3%

Non-GAAP Results[1]
Gross profit	$163	$151
Gross profit as a % of revenue	23.4%	24.5%
SG&A	$164	$149
SG&A as a % of revenue	23.5%	24.2%
Operating income (loss)	$(1)	$2
Operating income (loss) as a % of revenue	(0.1)%	0.3%

(1)	For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 5, 2018	April 29, 2017	May 5, 2018	April 29, 2017
Consumer Electronics	32%	33%	2.9%	0.7%
Computing and Mobile Phones	46%	45%	10.2%	(0.3)%
Entertainment	7%	7%	(0.8)%	11.3%
Appliances	10%	10%	13.0%	4.6%
Services	5%	5%	7.3%	4.2%
Other	—%	—%	N/A	N/A
Total	100%	100%	7.1%	1.4%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	May 5, 2018	April 29, 2017	May 5, 2018	April 29, 2017
Consumer Electronics	30%	29%	9.4%	3.0%
Computing and Mobile Phones	47%	48%	4.4%	(1.5)%
Entertainment	6%	7%	(8.3)%	14.8%
Appliances	9%	7%	37.7%	37.9%
Services	6%	7%	(6.1)%	11.1%
Other	2%	2%	(1.9)%	N/A
Total	100%	100%	6.4%	4.0%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	May 5, 2018			April 29, 2017
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,665	$165	$1,830	$1,573	$149	$1,722
% of revenue	19.8%	23.7%	20.1%	19.9%	24.2%	20.2%
Tax reform-related item - employee bonus[1]	(6)	(1)	(7)	—	—	—
Non-GAAP SG&A	$1,659	$164	$1,823	$1,573	$149	$1,722
% of revenue	19.7%	23.5%	20.0%	19.9%	24.2%	20.2%

Operating income (loss)	$267	$(2)	$265	$298	$2	$300
% of revenue	3.2%	(0.3)%	2.9%	3.8%	0.3%	3.5%
Tax reform-related item - employee bonus[1]	6	1	7	—	—	—
Restructuring charges[2]	30	—	30	—	—	—
Non-GAAP operating income (loss)	$303	$(1)	$302	$298	$2	$300
% of revenue	3.6%	(0.1)%	3.3%	3.8%	0.3%	3.5%

Effective tax rate			19.2%			35.6%
Tax reform-related item - employee bonus[1]			0.1%			—%
Restructuring charges[2]			0.7%			—%
Non-GAAP effective tax rate			20.0%			35.6%

	Three Months Ended			Three Months Ended
	May 5, 2018			April 29, 2017
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
GAAP diluted EPS			$0.72			$0.60
Tax reform-related item - employee bonus[1]	$7	$5	0.02	$—	$—	—
Restructuring charges[2]	30	22	0.08	—	—	—
Non-GAAP diluted EPS			$0.82			$0.60

(1)
Represents final adjustments for amounts paid and associated taxes related to a one-time bonus for certain employees announced in response to future tax savings created by the Tax Cuts and Jobs Act enacted into law in the fourth quarter of fiscal 2018.

(2)	Represents charges associated with the closure of our Best Buy Mobile stand-alone stores in the U.S. announced on March 1, 2018.

(3)
The non-GAAP adjustments relate primarily to the United States. As such, the income tax charge is calculated using the statutory tax rate for the United States (24.5% for the period ended May 5, 2018, and 38.0% for the period ended April 29, 2017).

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations, (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	May 5, 2018[1]	April 29, 2017[1]
Net earnings	$1,020	$1,187
Total assets	13,340	13,652
ROA	7.6%	8.7%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	May 5, 2018[1]	April 29, 2017[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,808	$1,782
Operating income - discontinued operations	1	28
Total operating income	1,809	1,810
Add: Operating lease interest[2]	234	233
Add: Non-GAAP operating income adjustments[3]	148	(15)
Add: Investment income	55	37
Less: Income taxes[4]	(779)	(774)
Non-GAAP NOPAT	$1,467	$1,291

Average Invested Capital
Total assets	$13,340	$13,652
Less: Excess cash[5]	(2,722)	(3,128)
Add: Capitalized operating lease obligations[6]	3,908	3,879
Total liabilities	(9,457)	(9,205)
Exclude: Debt[7]	1,345	1,365
Average Invested Capital	$6,414	$6,563

Non-GAAP ROIC	22.9%	19.7%

(1)
Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for tax reform-related items, restructuring charges and other Canada brand consolidation charges in SG&A, and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within our quarterly earnings releases. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of a U.S. statutory tax rate of 24.5% for the period ended May 5, 2018, and 38.0% for the period ended April 29, 2017, and a Canada statutory tax rate of 26.9% for the period ended May 5, 2018, and 26.6% for the period ended April 29, 2017.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.